EXHIBIT 10.3
            Goldstone Prospect, Cochise County, Arizona, Section 28,
     T20S R23E, A Gold Prospect, dated December 15, 1997, prepared by Leroy
                    Halterman CPG, RPG, Consulting Geologist

                               GOLDSTONE PROSPECT
                            COCHISE COUNTY, ARIZONA
                             SECTION 28, T20S R23E
                                A Gold Prospect
                               December 15, 1997


                      Prepared by Leroy Halterman CPG, RPG
                              Consulting Geologist
                           11930 Menaul NE, suite 219
                         Albuquerque, New Mexico 87112

                                TABLE OF CONTENTS

Executive Summary                                                              1

Location, Access, Vegetation, and Topography                                   2

Land Status                                                                    2

Previous Exploration Activities                                                5

Regional Geology                                                               7

Local Geology and Stratigraphy                                                 7

Structure                                                                      8

Geology-Epithermal Model                                                       8

Geology-Other Models                                                          10

Miscellaneous and Associated Sample Discussion                                10

Conclusions                                                                   13

Recommendations                                                               14

Recommended Program Budgets                                                   16

Certificate of Qualification                                                  17

                                     FIGURES

Project Location Map                                                           3

Prospecting Permit Location                                                    4

Mineral Reserve Polygon Map                                                    6

Epithermal Model                                                               9

                            GOLDSTONE PROSPECT REPORT
                             COCHISE COUNTY, ARIZONA

                                 DECEMBER, 1997

EXECUTIVE SUMMARY

This report was prepared at the request of for the owners of the Goldstone Arizona State Prospecting Permits. It is based on both numerous past visits to the property the most recent being recent one that took place in August 1997.
The work performed on this property included field mapping, sampling, geochemical and geophysical surveys and supervising drilling programs and report preparation. The report not only included the author's observations and data but also pertinent factual and interpretative data from past permitees and joint venture operators. All of the aforementioned information and data was integrated into this report.

The property totals approximately 160 acres more or less that includes all of north half of the southwest quarter and south half of the northwest quarter of section 28, T20S, R23E and consists of an Arizona State Prospecting Permit. The prospecting permits require an annual rental payment of $l per acre per year and a $100 filing fee per permit per year. There is an annual work requirement of $10 per acre for the first two years and a $20 per acre for the final three years. When the prospecting permits are convened to state leases, they will be subject to a net value production royalty

The Goldstone property intermittently has been the site of precious metals exploration for over the past 15 years. The surface has been geologically mapped and sampled and limited drilling has taken place on selected areas of the property. The subject of this report is an Arizona State Prospecting Permit that occupies the north half of the southwest quarter and south half of the northwest quarter of Section 28 T20S R23E that has received a large portion of this drilling. One near surface mineral body has been located that contains drill indicates proven gold reserves of 100,632 ton containing 9,252 ounces and this mineral body still remains open in several directions. In addition to this mineral body, other significant surface mineralization occurs on the permit area that may be extensions of the mineral body or associated pods that would increase the permit's drill proven reserves significantly and to an economic level. It should also be noted that the quarter section held under the prospecting permit and described in this report appears to be the center of the mineralization for this area. The strongest alteration, mineralization, and gold values are located on this permit. In addition, Phelps Dodge Corporation and another company hold the surrounding permits and have held them for a number of years indicating a strong interest in the area.

In late 1995 seven holes were drilled away from the mineral body by Sunshine Mining. Most of these holes did not intercept significant mineralization. However, one hole that was drilled to test the possibility of mineralization along the range front fault did intercept a thick low grade interval from 200 feet to 260 feet that was associated with fault clays (argillic alteration?) and quartz. This hole was never offset.

The author believes that this prospecting permit warrants further testing. A geochemical survey should be ran over the area where the mineralized range-front fault crosses the property to determine the best location for additional drilling. Also, the shallow gold reserve and a number of areas of ore grade surface mineralization, remains untested in several directions and should receive additional drilling to expand the size of the deposit and to find out if the mineralization leads to a larger deposit laterally or at depth.

LOCATION, ACCESS, VEGETATION, AND TOPOGRAPH

The Goldstone prospect is located in the north half of the southwest quarter and south half of the northwest quarter section 28 of T20S, R23E SE (Latitude 31 0 39' North, Longitude 110 0 00' West) Cochise County, Arizona. Elevation varies between 4,600 and 5,000 feet The closest major habitation is the historic town of Tombstone which is three miles northwest of he property The nearest commercial air service Is Tucson, Arizona, approximately 60 miles northwest of the prospect (Figure I). It should be noted that Tombstone was a major producer of silver, gold, and lead from veins and replacement deposits Production from these mines totaled over 30 million ounces of silver and 200,000 ounces of gold. The northern portion of the Goldstone property is most easily accessed by traveling south on highway 80 from Tombstone for three miles, then proceeding east on a paved road for two miles towards McNeil, and then turning south on an unimproved dirt road immediately after one passes through a cattle-guard. Th northern edge of the prospect lies approximately two thousand feet south of the paved road

The topography in the prospect area is moderately hilly to flat, with primitive roads crossing most of the low-lying terrain. Vegetation consists of sparse desert grasses, cactus yucca, creosote bushes, cat claw, and occasional mesquite trees and ocotia. Mild arid winters make year-around operations possible, although mid-summer temperatures are somewhat distressing for both men and machines.

LAND STATUS

The property totals approximately 160 acres more or less and includes all of north half of the southwest quarter and south half of the northwest quarter of section 28, T20S, R23E and consists of an Arizona State Prospecting Permit (Figure 2). Details of permit number 08-103044 are as follows:

         I State of Arizona Prospecting permit No. 08- 103044, N/2 SW/4, and S/2NW/4 Section 28, Township 20 South, Range 23 East, Cochise County, Arizona. Expiration date: September 16, 2002.

The prospecting permits require an annual rental payment of $l per acre per year and a $100 filing fee per year. There is an annual work requirement of $10 per acre for the first two years and a $20 per acre for the final three years. When the prospecting permits are converted to state mining leases, they will be subject to a net value production royalty.

                   [FIGURE 1 - GOLDSTONE PROJECT LOCATION MAP]

            [FIGURE 2 - MAP OF SECTION 28, T20S R23E, COCHISE COUNTY, AZ WITH LOCATION OF ARIZONA PROSPECTING PERMIT #08-103044]

The surrounding leases are held by Phelps Dodge Corporation and by another company JABA that is believed to be involved in a joint venture with Phelps Dodge Corporation. Phelps Dodge has performed extensive geophysics on their leases and have continued to hold them and re-acquire them for a number of years. Speculation is that these leases are not only being held for their gold potential but also for a deep copper/molybdenum porphyry type of deposit.

PREVIOUS EXPLORATION ACTIVITIES

During the past 15 years a number of companies have performed various exploration activities on the area of this permit and on the areas that surround this permit. The work performed included field mapping, sampling, geochemical, and geophysical surveys, drilling programs and summary reports. These past activities and reports have served to provide the factual and interpretative data used to prepare this report and the author has received permission from the former permitees to use this information in this report. From this information it is apparent that the most significant discoveries took place on the permit area described in this report, north half of the southwest quarter and south half of the northwest quarter of section 28, T20S R23E. As previously stated this area has been the focus of most of the past drilling which has discovered a partially drilled out gold mineral body and several other prospective targets. The near surface mineral body that has been located under the permit area contains drill indicates proven gold reserves of 100,632 ton containing 9,252 ounces and this mineral body still remains open in several directions (Table I, Figure 3). The other prospective targets are the mineralized hole drilled by Sunshine Mining along the range-front fault and surface mineralization that has yet to be drill tested. Some of this mineralization may be untested extensions or associate pods of the gold mineral body that has already been partially drilled-out.

                                     TABLE I

                     GOLDSTONE PROSPECT GOLD RESERVE SUMMARY


HOLE #       Depth       True        Thick       True        Grade       Area        Vol.         Vol.          Tons         Ounce
                         DEPTH        NESS       THICK       OZ/TON                  ORE/YD       WASTE                      GOLD

28-4         0           0           10          10          .069        7220        2674         0             5776         398
             20          20          10          10          .041        7220        2674         2574          5776         236
28-3         50          50          20          20          .047        9701        7185         17964         15521        729
89-1         25          25          5           5           .098        14334       2654         13272         5733         561
89-2         45          45          5           5           .085        9013        1669         15021         3605         306
90-2         0           0           45          40.8        .182        9485        14332        0             30959        5634
90-3         25          22.7        10          9.1         .077        9566        3224         8025          6964         531
90-4         15          13.6        20          18.2        .031        6515        4391         3281          9485         294
90-5         15          13.6        10          9.1         .041        11377       3834         5726          8200         336
90-6         0           0           10          9.1         .024        11832       3988         0             8613         207
                                                                                                  Total         100632       9252

             [FIGURE 3 - GOLDSTONER PROSPECT GOLD RESERVE SUMMARY]

REGIONAL GEOLOGY

The Goldstone prospect lies along the axis and slightly west of the deepest portion of the Sonoran geosyncline in an area known as the Pedregosa Basin. It also lies within a belt of north-northwest tending mountain ranges that are separated by broad alluvial-filled valleys that extend from the Colorado Plateau in central Arizona to Sonora, Mexico. Regional tectonic compression in the area began in the late Cretaceous and lasted through the Tertiary Laramide orogeny and was directed northeast southwest. Release after the compression was accomplished by north-northwest trending folding and by faulting along abundant northwest trending low angle thrust which, in places, steepen to become high-angle reverse faults. During the middle Tertiary, extension produced the present basin and range topography the deformation dominated by movement along normal faults in several orientations. Intrusions and extrusions of igneous rocks accompanied this movement.

LOCAL GEOLOGY AND STRATIGRAPHY

The prospect area itself is underlain by a relatively thick blanket of Paleozoic and Mesozoic sediments with outcrops of predominately Permian Colina Limestone on the surface and small Tertiary rhyolitic intrusives, that are the only other outcropping rocks. They are located in and along the west section line of section 28 and 29,  T20S,  R23E and the south half of the  northwest  quarter of section 28, T20S, R23E. These two identical intrusives lie approximately 1,000 feet apart and are relatively close to the surface; subsurface connection may exist. Also, both of these intrusives are in close proximity to both high-grade vein and lower grade replacement mineralization. A nearby rhyolite intrusive of similar composition to the ones located on the Goldstone property has been age dated at 63 million years.

Stratigraphically, only two Permian formations, the Earp Formation and the Colina Limestone, will be discussed in this report. Their lithologies make them favorable host for mineralization which makes them the only two targets large enough to host significant economic gold deposit.

The Earp Formation is Pennsylvanian and Permian in age and does not outcrop on the property. It is composed of interbedded siltstone, sandstone, light-gray limestone, and dolomite beds. To the west the limestone content is sparse. However, to the east, of the Goldstone prospect area, the limestone content increases up section. Consequently, moving up section, there is a transitional contact rather than a sharp contact between the Colina Limestone and the Earp Formation. In the nearby Tombstone hills, a 584-foot section of Earp Formation was measured.

The Permian Colina Limestone is composed of limestones, silty limestone, thin shale units, siltstone, and dolomite beds. The sediments are generally medium tannish gray to gray, and the limestone is often fossiliferous and contains light to dark gray chert nodules. These characteristics of being fossiliferous and/or containing chert can be used for correlation. Some beds vary from weak to moderately feted along with having a medium dark gray color which may also help with correlation. Deformation of the sediments has occurred though folding and faulting The Colina Limestone probably approaches its maximum thickness of 650 feet on the property. In the nearby Tombstone hills, a 633-foot section of Colina Formation was measured

STRUCTURE

Within the prospect area, the overall structure consists of gently dipping beds in various orientations, mainly to the north and east, with variations in dip caused by gentle folding, within the fault blocks, and by gentle to moderate rotation between fault blocks. The faults are normal faults associated with middle Tertiary deformation

Locally, numerous structures have been identified on the prospect. All of the major and many of the minor structures have large jasperoid type of silicification and anomalous gold. Outcrops of these generally are linear, exhibiting selective bed replacement which make bold outcrops Where cross structures intersect these large fractures, silicified breccia may he found and the size of the silicified area expands along the trend of the cross-structures The strongest structural trend is along the regional northwest-southeast fabric. The secondary and weaker trend is northeast southwest. Dips on both of these structural trends are near vertical. The only exception on the property is the low angle of 5 to 10 degree movements noted in section 34 near the Zebra Rock.

GEOLOGY-EPITHERMAL MODEL

The epithermal model has been used to explain the origin of many low-temperature, disseminated precious-metal deposits and has been used numerous times to successfully guide exploration for these types of deposits. Although the Goldstone prospect has identified targets that conform to this model and should be tested, this same model can be used to further explore the potential for deeper targets. The prospecting permit areas itself as well as the area that surrounds this permits have the characteristics of this model.

The epithermal model implies that a buried intrusive or other heat source acts as a thermal pump to circulate meteoric waters. These fluids leach trace amounts of metals from the country rock along their circulating path. The metal enriched solutions then rise along the paths of least resistance and as the solutions cool they precipitate their dissolved metal content along with other elements. A vertical zonation of metals, gangue and alteration forms within this system. The precious metals and their associated gangue are normally the last economically important elements to precipitate. The precipitation is often associated with boiling of these ascending solutions. In addition to gold and silver, barium, arsenic, antimony and mercury are common pathfinder elements that also precipitate in association with the precious metal mineralization. These elements are used to assist in the exploration for hidden epithermal deposits (figure 4).

Wall rock alteration and its zoning are important guides in exploration for deposits within the epithermal system. In disseminated epithermal deposits, such as those that may comprise the Goldstone prospect, silicification and argillic alteration of the limestone along and near structures as well as fluorite, arsenic and antimony compounds along with trace amounts of gold are common.

                  [FIGURE 4 - CARLIN MODEL OF PRECIOUS METALS,
                     DISSEMINATED REPLACEMENT TYPE DEPOSIT]

It should also be noted that many of the described characteristics of the Goldstone property are present in the Tombstone mineral deposits. However, the carbonate replacement deposits at Tombstone are within a different rock formation. Also, because of the base metal content, these deposits were evidently deposited below or at the bottom of the epithermal system, as we understand it. At Goldstone, only three miles away, silver values are low but gold values are high. This may indicate a district wide zonation that could have important implications in an expanded exploration program.

GEOLOGY-OTHER MODELS

There  appears  to  be  some  evidence  that  an   intrusive-limestone   contact
silicification model may also be present in the Zebra prospect. Personal communication about recent work by Phelps Dodge has been directed towards a SKARN MODEL. Some evidence of this may be the silicification associated with the contact between the limestone and intrusive in section 28. Anomalous gold values up to .29 ounces of gold per ton have been taken from the limited amount of outcrop in the area. However, it is also possible that this contact between the intrusive and the limestone served as a path for ascending auriferous solutions much like a fault or fracture resulting in replacement and mineralization.


MINERALIZATION AND ASSOCIATED SAMPLE DISCUSSION

The mineralization at the Goldstone prospect can be divided into three groups with a number of variations, characteristics, and associations. These three types of mineralization are: I) jasperoid (silica) veins and veins with associated breccia, 2) jasperoid bed replacements at structural intersections and occasional associated breccia, and 3) jasperoid bed replacements. The last two types of mineralization share many of the same characteristics and probably represent a hybrid of the other The following is a brief discussion of each.

         1. The first type of mineralization is the jasperoid (silica) veins and veins with associated breccia that occur over the mineral body in sections 28, just off the west section line of
                  28. A possible hybrid of this mineralization may occur off the permit area in section 34 in the fault gouge and red silica filling in section 34. It should also he noted that in the case of mineralization in 28 and 29, both of these occurrences lie within 1,000 feet of the two mapped rhyolite intrusives on the property. Discrete veins, vein swarms, and occasionally horsetailing, surrounded by relatively fresh limestone and dolomite characterize this type of mineralization. Occasionally, small-brecciated areas are found in these veins when they are the widest and at structural intersections.

                  Examples of this type of mineralization are in the past samples over the mineral body in section 28, +1 oz per ton gold, sample #2124, 42 ppm, and sample #2124, 62 ppm. The last sample, #2124, was taken in Section 34 of fault gouge and red silica. Reportedly, past sampling by Mahogany Resources, found veins of similar characteristics in this area that assayed 2/3 oz ton gold. The highest-grade mineralization is confined to the dark brown to black silica and breccia. The over one ounce material occurs in dark brown to black silica breccia where the breccia fragments are black and integrated into the matrix

         2.       The  second   type  of   mineralization   is   jasperoid   bed
                  replacements at structural intersections and occasional associated breccia. White quartz flooding is common in these bodies. This is the most common mineralization on the property. The strongest structural trend parallels the NW basin and range, range front faults with the minor, cross trend, being northeast The size of these bodies vary from a few tens of square feet to clusters extending over several thousand square feet (west center of section 28). The silica bodies are generally larger and trend in the northwest direction and widen at the intersection of the lessor trend Assays from these bodies vary from trace to several ppm. However, the highest-grade material appears to be concentrated in the areas of breccia that has a dark brown to black color. Samples #2117 (10 ppm gold) and #2112(2.1 ppm gold) are examples of this correlation with the color of the jasperoid and gold content.

                                     TABLE 2

                         SAMPLES SUMMARIZED BY ROCK TYPE


ROCK TYPE                                    Number of Samples           Average ppm Au           High ppm Au
Dark Brown-black jasperoid breccia                   3                         4.2                   10.00
Red-brown jasperoid breccia                          6                         0.47                   1.3
Red-brown jasperoid and gray                         7                         0.73                   2.7
Gray to cream minor red jasperoid                    5                         0.19                   0.54


         3. The third the of mineralization, jasperoid bed replacement, is best exhibited in section 28 and section 34 where the so-called "Zebra Rock" occurs. However, it should be noted that with the exception of mineralization of the vein type, limited bed replacement occurs in all mineralized outcrops

                  In section 28 the mineralized bed occurs as an outcrop approximately 200 feet long and 4 feet thick. This body trends N 500 W, dipping 5 to I50 N, and is composed of modeled red-gray, brown and white jasperoid. Sample #2114 taken at this outcrop assayed .24 ppm gold. Also, surrounding this type of minor mineralization in the mineral body located in section 28, much of the surrounding mineralization is the replacement type but extends for a strike length of only a few tens of feet.

                  Section 34, northeast of the southwest quarter is the best example of the bed replacement type of mineralization and is one of the locations of the so-called Zebra Rock. It is also an area of associated intense fluorite mineralization silicification and alteration of beds extending for up to 600 feet and is only limited because the dip of the beds has either allowed the host bed to he truncated by erosion or dip underneath the valley to the north.

                  The Zebra Rock varies from two to four feet thick in outcrop and is composed of alternate red jasperoid) and white (quartz and fluorite) bands. These bands vary in thickness but are generally l/8 to 1/4 inch. These replacement beds conform to bedding and can be traced a considerable distance. Some areas appear to exhibit an association with cross-structures but in these instances the result is the widening of the body at that point but not a focus of the body. It should also be noted that in this area low angle movement occurs which could have provided additional avenues for fluid migration. The Zebra Rock is rich in fluorite and a recent sample #2121 assayed 1.9 ppm gold with 6~8% fluorite and 265 ppm arsenic. Limestone beds in the area are medium bedded, one to three feet thick, some are fossiliferous and many are feted

                  Fluorite occurs as vuggy crystalline fluorite and as replacements associated with both silica replacements or as silica replacement nodules surrounded by argillic material. The fluorite is mostly white to purple, although some green and brown in color. It appears that the small diggings in this area were made to explore the fluorite and not gold. Sample #2120, taken in one of these fluorite pits and assayed 1.4 ppm gold, 27% fluorite and 50 ppm arsenic Although the 50 ppm arsenic is relatively low for the property, it would preclude any commercial value to fluorite.

                  In approximately 1981, Energy Reserve Croup (ERG), a former permitee , had a University of New Mexico graduate student, with help from his professor, examine and perform a detailed microscopic examination of the Zebra Rock, His description later modified by John Payne, a registered British Columbia Engineer, is as follows:

                  AN EARLIER STAGE OF MINERALIZATION PRODUCED DEPOSITS OF COLORLESS TO CREAM, IN PART BANDED CHALCEDONIC QUARTZ AS FRACTURE FILLINGS AND REPLACEMENT. ELSE WBERE, THE DEPOSITS HAVE A DISTINCTIVE BANDED "ZEBRA" TEXTURE WHICH GIVES THE FORMER OWNERS THE NAME TO THE PROPERTY. THESE ZONES CONSIST OF AN EARLY FORMED, EXTREMELY FINE GRAINED CHALCEDONIC QUARTZ AGGREGATE, WHICH APPEARS TO HAVE CONTRACTED, PRODUCING A SERIES OF CLOSELY SPACED-SUB PARALLEL FRACTURES ALONG WHICH LATER SOLUTIONS DEPOSITED (INC TO MEDIUM GRAINED QUARTZ AGGREGATES WITH EUHEDRAL CRYSTAL TERMINATIONS INTO THE OPEN SPACES OF THE CAVITIES. THE EARLY-FORMED CHALCEDONY CONTAINS ABUNDANT (UP TO 50%) PROPHYROBLAST OF SUBHEDRAL TO EUHEDRAL FLUORITE AVERAGING 0.05-1.5 MM IN SIZE. THESE COMMONLY CONTAIN ABUNDANT DUSTY HEMATITE, GIVING THE EARLY CHALCEDONIC LENSES A PINK TO RED COLOR. LATER-FORMED QUARTZ COMMONLY CONTAINS DUSTY OPAQUE INCLUSIONS, BUT THESE DO NOT SIGNIFICANTLY COLOR THE QUARTZ. THE AGE OF THE FLUORITE PROPHYROBLASTS I UNCERTAIN BUT THEY DO APPEAR TO BE A REPLACEMENT OF CHALCEDONY. CAVITIES ARE PARTLY FILLED BY CLEAR QUARTZ WHICH CONTAINS NO OPAQUE INCLUSIONS AND WHICH SHOW COMPLEX TWINNING, SUGGESTIVE OF LOW TEMPERATURE FORMATION. OTHER CAVITIES ARE PARTLY FLIED WITH EXTREMELY FINE GAINED AGGREGATES OF CALCITE, THAT SHOW CREAM TO WHITE

                  FLUORESCENCE UNDER ULTRAVIOLET LIGHT. IN A FEW SAMPLES, VEINLETS OF WHITE QUARTZ CUT THE BANDED ZEBRA ROCK.

Coarser grained fracture-filling veins and replacement zones consist of variable amounts of quartz, fluorite, calcite, and minor barite. Quartz is mainly colorless to white, and forms clusters of euhedrally terminated crystals growing into cavities. Fluorite forms massive, medium to coarse-grained aggregates with colors from colorless and pale green to medium green, mauve, and purple. In places veinlets of colorless to green fluorite cut purple fluorite.

Late solutions deposited thin, very fine-grained coatings of quartz in vugs in massive fluorite. Fluorite is reported by ERG to occur locally with fluorite in massive fracture-fillings veins. The presence of barite and the results of fluid inclusions studies by ERG led them to conclude that intense boiling of the hydrothermal solutions took place at this level in the deposit.

Results of some of the sampling by rock type both in the in and out of the permit area of the Goldstone prospect taken by ERG-Noranda (1983), and Sunshine
(1995) are summarized in the following table.

                                     TABLE 3
                   COMBINED SUMMARY OF SAMPLES BY ROCK TYPES


COMPANY          ROCK TYPE                  NUMBER OF SAMPLES          AVERAGE PPM AU           HIGH PPM AU
ERG              Banded jasperoid                   8                       .80                     2.35
Sunshine         Banded jasperoid                   1                       1.90                    1.90
ERG              Chalcedony                         6                       .17                      .31
ERG              Altered limestone                  2                       .13                      .13
Sunshine         Altered Limestone                  1                       .02                      .02
Sunshine         Other Rock Types                   2                       1.01                    1.40
Noranda          Unknown                           10                       1.38                    4.80

CONCLUSIONS

The Goldstone prospect represents a large epithermal gold system that shares many common characteristics with other systems that host disseminated gold deposits in the western United States. First, they are initially a gold system. Second, they contain high arsenic and/or antimony and other pathfinder elements. Third, they are developed in carbonate rocks and carbonaceous sediments. Fourth, they contain the structural setting for feeding large amounts of mineralizing fluids into the host. Fifth, pervasive silica bodies and replacement bodies are common. Sixth, they share a close proximity to other metalogenic occurrences Unlike similar geological environment in Nevada, this area has received only limited attention by the drill bit. Past programs have been guided by targeting and offsetting known mineralization and daunted by limited funds that placed more emphasis on the economic efficiency of the logistics of the drilling program than the success of the program itself

The known mineralized trend on the Goldstone prospect parallels the northwest trending range front faults trend and extends at least two miles along the strike. All known significant mineralization occurs within one-half mile of the range front. The most significant mineralization occurs within one-quarter mile of this structure. This gives a strong indication that the source of the gold mineralization probably lies west at an unknown depth in the valley just off the range front. However, the epithermal nature of the mineralization also indicates that it would not lie at a great depth, unlike the molybdenum/copper rich intrusive postulated to lie underneath the city of
Tombstone. This same northwest-southeast structural deformation is the predominate trend of the structures that provided the primary pathways for the known mineralization.

The highest-grade mineralization occurs in dark brown and black jasperoid and jasperoid breccia. It is interesting to note that some of the best mineralization in the Tombstone district occurs associated with manganese which may be the black noted in the mineralization and not geothite as originally suspected This stage of manganese rich mineralization was believed to be the last stage of mineralization. However, other characterization of the mineralization seems more tenuous. Red, iron oxide rich rock, tends to have more mineralization than the gray-cream colored jasperoid and silicified limestone. Little correlation was shown between gold values in the red jasperoid and the red jasperoid breccia

There is also evidence of selective bed replacement along favorable host beds. The strongest evidence of this type of mineralization is in section 34 where the bed that accepted the "Zebra" mineralization. It is altered and can be traced down dip for hundreds of feet where it dips underneath the valley and most likely into the mineralizing structures and a potential ore body. In this same area the beds appear to be more fossiliferous and weakly to moderately feted. It is a well-known fact that both recrystallitation and/or dolomitization may significantly increase porosity and permeability. The combination of potential higher porosity and permeability from any of the aformentioned processes and the reduction by organics, further enhanced by the structural preparation by a major fault intersections, makes this an excellent target. Beds of similar characteristics have been noted in section 28 in both outcrop and the subsurface. This is of particular interest because mineralization occurred in dark-colored (feted?) limestone or fossiliferous limestones in several drill holes and not in silicified rocks.

RECOMMENDATIONS

PHASE I

The phase I program will be limited to defining drill targets for the Phase II program. It is anticipated to cost approximately $20,000 US. The following discussion gives a brief description of the phase I program.

1. Additional mapping to confirm earlier sampling in order to better target drill holes, and to evaluate untested mineralized areas of section 28. A number of areas of strong mineralization on Permit # 08-103044 have not been tested and may significantly add to the total drill proven reserves.

2. Perform close spaced geochemical soil sampling across th trace of the range-front fault that was found to carry thick low-grade mineralization during the Sunshine Mining Drilling Program. This type of sample would be would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, antimony, mercury and arsenic. In addition to this technique a new geochemical technique called Enzyme Leach should be tested. This new technique has recently been used with some success in tests and also in exploration.

         This technique is called Enzyme-Leach and is based on an enzyme reaction that preferentially leaches amorphous manganese oxides (MnO2). Those oxides are commonly found as coatings on mineral grains, particularly in the "B" horizon of zoned soils. Amorphous MnO2 is a particularly effective trap for a wide variety of cations, ions, and polar molecules. The association of halogens with many of the trapped trace elements suggests transport to the surface as volatile halides or oxyhalides, normally formed under highly oxidizing conditions. Such conditions could occur in association with electrochemical cells resulting from the oxidation of a metal deposit. Soil samples are analyzed for up to 59 trace elements after leaching, by means of inductively coupled plasma/mass spectrometry.

         The Quaternary gravel that covers most of the prospect may limit the usefulness of conventional soil geochemistry but test grids will have to be surveyed, sampled and analyzed to determine its usefulness. The Enzyme-Leach method may be a more useful geochemical tool. However, more information and results from test and exploration programs that are currently employing this technique needs to be analyzed to determine if Enzyme-Leach is a cost-effective exploration tool. It should be noted that because of the limited size of the fault trace on this property. The cost of both techniques will not be excessive.

PHASE II PROGRAM

The phase II program will involve the offsetting the unoffset mineralized drill holes on the edges of mineral body, offsetting other known mineralization, offsetting the mineralization found by Sunshine Mining along the range-front fault and testing geochemical targets. The holes that adjoin the mineral body will be drilled to a depth of 150 feet while all of the other holes will be drilled to a depth of 300 to 400. The approximate cost of this program would be $80,000.

                        COST ESTIMATES PHASE I PROGRAM


         Item                                                                           Estimated Cost

Sample  200 soil and 50 Enzyme -Leach samples, average $30/Sample                              $ 7,500
Sampling supplies 250 samples @ $2.00/ sample                                                      500
Rock samples 50 samples @ $20/ sample                                                            1,000
Geologist, 20 days @ $400/day                                                                    8,000
Per diem 15 days @ $100/day                                                                      1,500
Vehicle Mileage 2,000 @ $.45 / Mile                                                                900
Miscelaneous and field supplies                                                                    600
                                                                                               -------
                                                              TOTAL PHASE I COST               $20,000




                         ESTIMATED COST PHASE II PROGRAM

         Item                                                                           Estimated Cost
Drilling
         Mineral Body 10 holes 150 feet @ $14.00/ ft                                           $21,000
         Mineralized Outcrops 3 holes 300 ft. each /$14.00/ft.                                  12,600
         Offset Sunshine Hole, 3 holes 300 ft. each/$14.00/ft                                   12,600
         Test Geochemical Anomalies 2 holes 400 ft each./ $14.00/ft                             11,200
Assaying, 480 samples $12.00                                                                     5,760
Geologist 25 days @ $400/ day                                                                   10,000
Per diem 30 days @ $100/ day                                                                     3,000
Vehicle 4000 miles @$.45/mile                                                                    1,800
Miscelaneous                                                                                     2,000
                                                                                               -------
                                                                         TOTAL PHASE II COST   $79,960

                                                              TOTAL PHASE I & II COST          $99,960

                          CERTIFICATE OF QUALIFICATIONS

I Leroy Halterman do hereby of 11930 Menaul NE, Suite 219, Albuquerque, New Mexico 87112, do hereby certify:

1. I am a graduate of the University of Missouri at Rolla, formerly the Missouri School of Mines and hold a Bachelor of Science in Geology.

2. I have been employed as an exploration geologist on a full time basis since 1968.

3.       I am a member  of the  American  Institute  of  Professional  geologist
         (AIPG), Certified Professional Geologist #3444.

4.       I am a Registered Geologist in the State of Wyoming, #1226.

5. The information contained in this report is based upon numerous field trips to the subject property and work projects to evaluate the property. This work was performed for the previous leasees or assignees.

6. I consent to and authorize the use of the attached repor and my name in the Company's Prospectus, Statement of Material Facts or other public documents, providing the report is used in its entirety or any summary thereof is approved by the author.


/s/LEROY HALTERMAN
Leroy Halterman, CPG #3444, RPG #1226

Dated at Albuquerque, New Mexico, the 15th day of December, 1997

                                   EXHIBIT 27
                             Financial Data Schedule